Exhibit i.4(c)
Sponsor — automatic IRA rollover
[Note: Each of the Compensation definitions in (a), (b) and (c) includes Elective Contributions. See Plan Section 1.07(D). To exclude Elective Contributions, the Employer must elect (g).]
Compensation taken into account. For the Plan Year in which an Employee first becomes a Participant, the Plan Administrator will determine the allocation of Employer contributions (excluding deferral contributions) by taking into account: (Choose one of (d) or (e))
☐	(d) Plan Year. The Employee’s Compensation for the entire Plan Year.

☑	(e) Compensation while a Participant. The Employee’s Compensation only for the portion of the Plan Year in which the Employee actually is a Participant.
Modifications to Compensation definition. The Employer elects to modify the Compensation definition elected in (a), (b) or (c) as follows. (Choose one or more of (f) through (n) as applicable. If the Employer elects to allocate its nonelective contribution under Plan Section 3.04 using permitted disparity, (i), (j), (k) and (l) do not apply):
☑	(f) Fringe benefits. The Plan excludes all reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

☐	(g) Elective Contributions. The Plan excludes a Participant’s Elective Contributions. See Plan Section 1.07(D).

☐	(h) Exclusion. The Plan excludes Compensation in excess of: ___.

☐	(i) Bonuses. The Plan excludes bonuses.

☐	(j) Overtime. The Plan excludes overtime.

☐	(k) Commissions. The Plan excludes commissions.

☑	(l) Nonelective contributions. The following modifications apply to the definition of Compensation for nonelective contributions: Excludes cut-off awards, formula awards, retention awards, referral fees, deferred compensation distributions, non-cash benefits, severance payments, and any bonuses other than amounts designated as an annual bonus by the Employer. .

☑	(m) Deferral contributions. The following modifications apply to the definition of Compensation for deferral contributions: Excludes cut-off awards, formula awards, retention awards, referral fees, deferred compensation distributions, non-cash benefits, severance payments, and all forms of bonuses. .

☐	(n) Matching contributions. The following modifications apply to the definition of Compensation for matching contributions: ___.
5.     PLAN YEAR/LIMITATION YEAR (1.24). Plan Year and Limitation Year mean the 12-consecutive month period (except for a short Plan Year) ending every: (Choose (a) or (b). Choose (c) if applicable)
☑	(a) December 31.

☐	(b) Other: ___.
☐	(c) Short Plan Year: commencing on: ___and ending on: ___.
6.     EFFECTIVE DATE (1.10). The Employer’s adoption of the Plan is a: (Choose one of (a) or (b))
☐	(a) New Plan. The Effective Date of the Plan is: ___.

☑	(b) Restated Plan. The restated Effective Date is: September 1, 1999.

This Plan is an amendment and restatement of an existing retirement plan(s) originally established effective as of: September 1, 1999.
7.     HOUR OF SERVICE/ELAPSED TIME METHOD (1.15). The crediting method for Hours of Service is: (Choose one or more of (a) through (d) as applicable)
☑	(a) Actual Method. See Plan Section 1.15(B).
© Copyright 2005 Wachovia Bank, National Association

Sponsor — automatic IRA rollover
Execution Page
     The Trustee (and Custodian, if applicable), by executing this Adoption Agreement, accepts its position and agrees to all of the obligations, responsibilities and duties imposed upon the Trustee (or Custodian) under the Prototype Plan and Trust. The Employer hereby agrees to the provisions of this Plan and Trust, and in witness of its agreement, the Employer by its duly authorized officers, has executed this Adoption Agreement, and the Trustee (and Custodian, if applicable) has signified its acceptance, on:                                                                                                                                                      .

Name of Employer:	Allied Capital Corporation

Employer’s EIN:	52-1081052

Signed:	/s/ Kelly A. Anderson

Kelly A. Anderson

[Name/Title]

Name(s) of Trustee:

Wachovia Bank, National Association

Trust EIN (Optional):

Signed:	Thomas M. Stack

Vice President

[Name/Title]
Signed:

[Name/Title]
Signed:

[Name/Title]
Signed:

[Name/Title]
Signed:

[Name/Title]
Signed:

[Name/Title]
Signed:

[Name/Title]
Signed:

[Name/Title]
© Copyright 2005 Wachovia Bank, National Association

Sponsor — automatic IRA rollover

Name of Custodian (Optional):

Signed:

[Name/Title]
31.     Plan Number. The 3-digit plan number the Employer assigns to this Plan for ERISA reporting purposes (Form 5500 Series) is: 003.
Use of Adoption Agreement. Failure to complete properly the elections in this Adoption Agreement may result in disqualification of the Employer’s Plan. The Employer only may use this Adoption Agreement in conjunction with the basic plan document referenced by its document number on Adoption Agreement page one.
Execution for Page Substitution Amendment Only. If this paragraph is completed, this Execution Page documents an amendment to Adoption Agreement Section(s) 1 effective 4/21/06, by substitute Adoption Agreement page number(s) 2.
Prototype Plan Sponsor. The Prototype Plan Sponsor identified on the first page of the basic plan document will notify all adopting employers of any amendment of this Prototype Plan or of any abandonment or discontinuance by the Prototype Plan Sponsor of its maintenance of this Prototype Plan. For inquiries regarding the adoption of the Prototype Plan, the Prototype Plan Sponsor’s intended meaning of any Plan provisions or the effect of the opinion letter issued to the Prototype Plan Sponsor, please contact the Prototype Plan Sponsor at the following address and telephone number: 1525 West W.T. Harris Blvd., Charlotte, NC 28288, (800) 669-5812                                                                                           .
Reliance on Sponsor Opinion Letter. The Prototype Plan Sponsor has obtained from the IRS an opinion letter specifying the form of this Adoption Agreement and the basic plan document satisfy, as of the date of the opinion letter, Code §401. An adopting Employer may rely on the Prototype Sponsor’s IRS opinion letter only to the extent provided in Announcement 2001-77, 2001-30 I.R.B. The Employer may not rely on the opinion letter in certain other circumstances or with respect to certain qualification requirements, which are specified in the opinion letter and in Announcement 2001-77. In order to have reliance in such circumstances or with respect to such qualification requirements, the Employer must apply for a determination letter to Employee Plans Determinations of the Internal Revenue Service.
© Copyright 2005 Wachovia Bank, National Association

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